     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1997

                                                      REGISTRATION NO. 333-21217
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                         POST-EFFECTIVE AMENDMENT NO. 6

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                            SLM HOLDING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      6199
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   52-2013874
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                       1050 THOMAS JEFFERSON STREET, N.W.
                             WASHINGTON, D.C. 20007
                                 (202) 298-3152
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               TIMOTHY G. GREENE
                                GENERAL COUNSEL
                            SLM HOLDING CORPORATION
                       1050 THOMAS JEFFERSON STREET, N.W.
                             WASHINGTON, D.C. 20007
                                 (202) 298-3150
                                   Copies to:

                                STEPHEN HAMILTON
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                           1440 NEW YORK AVENUE, N.W.
                             WASHINGTON, D.C. 20005

                               RONALD O. MUELLER
                          GIBSON, DUNN & CRUTCHER LLP
                         1050 CONNECTICUT AVENUE, N.W.
                             WASHINGTON, D.C. 20036

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: UPON CONSUMMATION OF THE REORGANIZATION DESCRIBED HEREIN.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

================================================================================

     The Proxy Statement Supplement of the Majority of the Board of Directors of Student Loan Marketing Association, dated July 10, 1997 (the "Majority Director Proxy Statement Supplement"), is hereby supplemented to include the information set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Majority Director Proxy Statement Supplement.

UPDATE TO "MAJORITY DIRECTOR SLATE SUMMARY" AND "MAJORITY DIRECTOR SLATE
NOMINEES"

     On July 21, 1997, Sallie Mae announced that in the event the Reorganization Proposal is approved by shareholders and the Majority Director Slate receives the highest plurality of votes cast in respect of the Board Proposal, John B. Neff will be elected to the Holding Company Board at the time the members of the Majority Director Slate are elected to the Holding Company Board.

     The initial size of the Holding Company Board has been set at 15 members, which is greater than the 11 persons the Majority Directors have recommended for election to the Holding Company Board (10 members of the Majority Director Slate and Mr. Neff). The CRV previously advised the Company that it is waiving its right under the Letter Agreement to fill the five minority positions on the Holding Company Board left open by the Majority Director Slate and that none of the nominees in the CRV Slate will consent to serve in such positions. However, the Majority Directors continue to hold these five seats open. If the Majority Director Slate is elected and there is a vacancy on the Holding Company Board immediately following consummation of the Reorganization, it is anticipated that Mr. Neff would be appointed to fill such vacancy. Any other vacant Holding Company Board position will either be filled by the Holding Company Board or left vacant until the next election of directors. The Majority Directors have no current intention to fill any other such vacancies prior to the next election of directors. If the Majority Director Slate is elected to the Holding Company Board and there are no vacancies available to appoint Mr. Neff, it is anticipated that the size of the Holding Company Board would be increased to 16 members to provide a seat for Mr. Neff.

                              NAME AND AGE AT MARCH 31, 1997
-------------------------------------------------------------------------------------------
John B. Neff....   Former Managing Partner, Senior Vice President and Member of the
Age 65             Executive Committee of Wellington Management Co., Valley Forge, PA and
                   Portfolio Manager of Windsor Fund and Gemini II Fund (1963-95). Mr. Neff
                   is a director of the Chrysler Corporation, General Accident Corporation
                   of America and Greenwich Associates.

     As of the date hereof, Mr. Neff does not beneficially own any shares of Sallie Mae Common Stock.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of the Registrant's By-Laws provides for indemnification of the officers and directors of SLM Holding Corporation to the fullest extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides, in relevant part, that a corporation organized under the laws of Delaware shall have the power, and in certain cases the obligation, to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, he had no reason to believe his conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in right of the corporation, provided such person acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

     The directors and officers of the Registrant and its subsidiaries will be covered by a policy of insurance under which they will be insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings in which they are parties by reason of being or having been directors or officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this Registration
Statement.


EXHIBIT NO.                                    DESCRIPTION OF DOCUMENT
-----------       ---------------------------------------------------------------------------------
    **2        -- Form of Agreement and Plan of Reorganization by and among the Student Loan
                  Marketing Association ("Sallie Mae"), SLM Holding Corporation ("Registrant"), and
                  Sallie Mae Merger Company ("MergerCo") (Appendix A to the Proxy
                  Statement/Prospectus contained in this Registration Statement)
    **3.1A     -- Majority Director Form of Amended and Restated Certificate of Incorporation of
                  Registrant
    **3.1B     -- CRV Form of Amended and Restated Certificate of Incorporation of Registrant
    **3.2A     -- Majority Director Form of By-Laws of Registrant
    **3.2B     -- CRV Form By-Laws of Registrant
    **4A       -- Reference is made to the Form of Amended and Restated Certificate of
                  Incorporation of Registrant (Exhibit 3.1A herein)
    **4B       -- Reference is made to the Form of Amended and Restated Certificate of
                  Incorporation of Registrant (Exhibit 3.1B herein)
    **5        -- Opinion of Timothy G. Greene, Executive Vice President and General Counsel, as to
                  the legality of the securities being registered
    **8        -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters
   **10.1      -- Board of Directors' Restricted Stock Plan
   **10.2      -- Board of Directors' Stock Option Plan
   **10.3      -- Deferred Compensation Plan for Directors
   **10.4      -- Incentive Performance Plan
   **10.5      -- Stock Compensation Plan
   **10.6      -- 1993-1998 Stock Option Plan
   **10.7      -- Supplemental Pension Plan
   **10.8      -- Supplemental Employees' Thrift & Savings Plan
   **10.9      -- Letter Agreement dated May 27, 1997 by and between Sallie Mae and the CRV
   **21        -- Subsidiaries of the Registrant
    *23.1      -- Consent of Ernst & Young LLP

EXHIBIT NO.                                    DESCRIPTION OF DOCUMENT
-----------       ---------------------------------------------------------------------------------
   **23.2A     -- Consents of Persons Who Have Agreed to Serve as Directors of the Holding Company
   **23.2B     -- Consents of Additional Persons Who Have Agreed to Serve as Directors of the
                  Holding Company
   **23.2C     -- Consents of Additional Persons Who Have Agreed to Serve as Directors of the
                  Holding Company
    *23.2D     -- Consent of Additional Person Who Has Agreed to Serve as a Director of the Holding
                  Company
   **27        -- Financial Data Schedule
   **99.1      -- Charter of Sallie Mae
   **99.2      -- By-Laws of Sallie Mae


---------------

  * Filed herewith.

 ** Previously filed.

     (b) Financial statement schedules required by Regulation S-X and Item 14(e), Item 17(a) or Item 17(b)(9) of S-4 -- None

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes as follows:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement, as amended to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on July 23, 1997.


                                          SLM Holding Corporation

                                          By: /s/ LAWRENCE A. HOUGH
                                            ------------------------------------
                                            Lawrence A. Hough
                                            President and Chief Executive
                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement, as amended has been signed by the following persons in the capacities and on the dates indicated.

/s/ LAWRENCE A. HOUGH
----------------------------------------------------
Lawrence A. Hough
President and Chief Executive Officer and Director
(Principal Executive Officer)

/s/ DENISE B. MCGLONE
----------------------------------------------------
Denise B. McGlone
Chief Financial Officer and Controller
(Principal Financial Officer and
Principal Accounting Officer)

                                 EXHIBIT INDEX


                                                                                            PAGE IN
                                                                                           SEQUENTIAL
                                                                                           NUMBERING
EXHIBIT NO.                                                                                 SYSTEM
-----------                                                                                ---------
   **2         --  Form of Agreement and Plan of Reorganization by and among the Student
                   Loan Marketing Association ("Sallie Mae"), SLM Holding Corporation
                   ("Registrant"), and Sallie Mae Merger Company ("MergerCo") (Appendix
                   A to the Proxy Statement/Prospectus contained in this Registration
                   Statement)...........................................................
   **3.1A      --  Majority Director Form of Amended and Restated Certificate of
                   Incorporation of Registrant..........................................
   **3.1B      --  CRV Form of Amended and Restated Certificate of Incorporation of
                   Registrant...........................................................
   **3.2A      --  Majority Director Form of By-Laws of Registrant......................
   **3.2B      --  CRV Form of By-Laws of Registrant....................................
   **4A        --  Reference is made to the Form of Amended and Restated Certificate of
                   Incorporation of Registrant (Exhibit 3.1A herein)....................
   **4B        --  Reference is made to the Form of Amended and Restated Certificate of
                   Incorporation of Registrant (Exhibit 3.1B herein)....................
   **5         --  Opinion of Timothy G. Greene, Executive Vice President and General
                   Counsel, as to the legality of the securities being registered.......
   **8         --  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters..............................................................
  **10.1       --  Board of Directors' Restricted Stock Plan............................
  **10.2       --  Board of Directors' Stock Option Plan................................
  **10.3       --  Deferred Compensation Plan for Directors.............................
  **10.4       --  Incentive Performance Plan...........................................
  **10.5       --  Stock Compensation Plan..............................................
  **10.6       --  1993-1998 Stock Option Plan..........................................
  **10.7       --  Supplemental Pension Plan............................................
  **10.8       --  Supplemental Employees' Thrift & Savings Plan........................
  **10.9       --  Letter Agreement dated May 27, 1997 by and between Sallie Mae and the
                   CRV..................................................................
  **21         --  Subsidiaries of the Registrant.......................................
   *23.1       --  Consent of Ernst & Young LLP.........................................
  **23.2A      --  Consents of Persons Who Have Agreed to Serve as Directors of the
                   Holding Company......................................................
  **23.2B      --  Consents of Additional Persons Who Have Agreed to Serve as Directors
                   of the Holding Company...............................................
  **23.2C      --  Consents of Additional Persons Who Have Agreed to Serve as Directors
                   of the Holding Company...............................................
   *23.2D      --  Consent of Additional Person Who Has Agreed to Serve as a Director of
                   the Holding Company
  **27         --  Financial Data Schedule..............................................
  **99.1       --  Charter of Sallie Mae................................................
  **99.2       --  By-Laws of Sallie Mae................................................


---------------
  * Filed herewith.

 ** Previously filed.